Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between Tolerion, Inc. (the “Company”) and Hideki Garren (the “Employee”), as of April 16, 2002.

1. Position and Duties. Employee will be employed by the Company as its Director of Molecular Biology, reporting to the Chief Executive Officer or Vice President of Research. Employee accepts employment with the Company on the terms and conditions set forth in this Agreement, and Employee agrees to devote Employee’s full business time, energy and skill to Employee’s duties at the Company. These duties will include, but not be limited to, those duties normally performed by a Director of Molecular Biology, as well as any other reasonable duties that may be assigned to Employee from time to time by the Chief Executive Officer or Vice President of Research.

2. Term of Employment. Employee’s employment with the Company will start on April 24, 2002, will be for no specified term, and may be terminated by Employee or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.

3. Compensation. Employee will be compensated by the Company for Employee’s services as follows:

(a) Salary: Employee will be paid a monthly salary of $ 13,333 ($160,000 on an annualized basis), less applicable withholding, in accordance with the Company’s normal payroll procedures. Employee’s salary will be reviewed by the Company’s Board of Directors (the “Board”) from time to time (but no more frequently than annually), and may be subject to adjustment based upon various factors including, but not limited to, Employee’s performance and the Company’s profitability. Any adjustment to Employee’s salary shall be in the sole discretion of the Board.

(b) Bonus. The Company does not currently have a bonus plan, and there are no plans to adopt one in the foreseeable future. However, in the event a performance-based management bonus plan is adopted by the Company for key management and personnel, Employee will be eligible to participate in such a plan.

(c) Benefits: Employee will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company medical, disability or other group insurance plans, any 401(k) plan, as well as under the Company’s business expense reimbursement and other policies. Employee will accrue paid vacation in accordance with the Company’s vacation policy applicable to all employees. Such vacation plan shall be established in the near future.

(d) Stock Options: Subject to the Board’s approval, Employee will be granted an option to purchase 100,000 shares of the Company’s common stock under the Company’s stock option plan at an exercise price equal to the fair market value of that stock on the grant date. Provided Employee remains employed by the Company, this option will vest over a five-year period, with 20% of the shares vesting on the first anniversary of the commencement of Employee’s employment and l/60th of the shares vesting on the first day of each full month thereafter. Employee’s option will be governed by and subject to the terms and conditions of the Company’s standard form of stock option agreement (which Employee will be required to sign in connection with the issuance of Employee’s option).

4. Voluntary Termination. In the event that Employee voluntarily resigns from Employee’s employment with the Company, or in the event that Employee’s employment terminates as a result of Employee’s death or disability (meaning that Employee is unable to perform Employee’s duties for any 90 days in any one-year period as a result of a physical and/or mental impairment), Employee will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of Employee’s termination. Employee agrees that if Employee voluntarily terminates Employee’s employment with the Company for any reason, Employee will provide the Company with 30 days’ written notice of Employee’s resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept Employee’s resignation at an earlier date.

5. Other Termination. Employee’s employment may be terminated under the circumstances set forth below.

(a) Termination for Cause: If Employee’s employment is terminated by the Company for “Cause” as defined below, Employee shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of Employee’s termination for Cause.

For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or intentional falsification of any employment or Company records; (ii) failure or inability to perform any assigned duties reasonably expected of an employee in the Employee’s position after written notice from the Company to the Employee of, and a reasonable opportunity to cure, such failure or inability; (iii) the Employee’s conviction (including any plea of guilty or nolo contendre) for any criminal act which impairs his ability to perform his duties as an employee of the Company or for any felony; or (iv) theft or other misappropriation of the Company’s proprietary information.

(b) Termination Without Cause: If Employee’s employment is terminated by the Company without Cause (and not as a result of Employee’s death or disability), and if Employee signs a general release of known and unknown claims in form satisfactory to the Company, Employee will receive severance payments at Employee’s final base salary rate, less applicable withholding, until the earlier of (i) three months after the date of Employee’s termination without Cause, or (ii) the date on which Employee first commences other employment. Severance payments will be made in accordance with the Company’s normal payroll procedures. During the period in which Employee is receiving severance payments, the Company will pay the premiums to continue Employee’s group health insurance coverage under COBRA.

6. Other Employment. During his employment, Employee shall diligently and conscientiously devote all of his working time and attention to discharging his duties to the Company and shall not, without the express prior written consent of the Company, render to any other person, corporation, partnership, firm, company, joint venture or other entity any services of any kind for compensation or engage in any other activity that would in any manner interfere with the performance of the Employee’s duties on behalf of the Company. The foregoing notwithstanding, the Company hereby consents to Employee’s current moonlighting activities on the weekends only, including taking call for a local physician or performing disability physical examinations, so long as such activities do not interfere with Employee’s duties and responsibilities for the Company.

7. Confidential and Proprietary Information. As a condition of Employee’s employment, Employee agrees to sign the Company’s standard form of employee confidentiality and assignment of inventions agreement attached as Appendix A.

8. Dispute Resolution. In the event of any dispute or claim relating to or arising out of Employee’s employment relationship with the Company, this agreement, or the termination of Employee’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, sexual orientation, disability or other discrimination or harassment), Employee and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. Employee and the Company hereby knowingly and willingly waive Employee’s respective rights to have any such disputes or claims tried to a judge or jury. Provided, however, that this arbitration provision shall not apply to any claims for injunctive relief.

9. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected

10. Assignment. In view of the personal nature of the services to be performed under this Agreement by Employee, Employee cannot assign or transfer any of Employee’s obligations under this Agreement.

11. Entire Agreement. This Agreement, the Founder Stock Purchase Agreement, and the agreements referred to above constitute the entire agreement between Employee and the Company regarding the terms and conditions of Employee’s employment, and they supersede all prior negotiations, representations or agreements between Employee and the Company regarding Employee’s employment, whether written or oral.

12. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Employee and an authorized representative of the Company.

13. Vesting of Founders Shares. The parties hereto acknowledge and agree that the shares of common stock of the Company purchased by Employee pursuant to that certain Founder Stock Purchase Agreement, by and between Employee and the Company, dated as of February 20, 2002 (the “Founder Agreement”), are subject to the Unvested Share Repurchase

Option (as defined in the Founder Agreement) set forth in the Founder Agreement and that the Unvested Share Repurchase Option contemplates a vesting of such shares of common stock during the course of Employee’s providing continuous services to the Company as an employee, consultant or director. Furthermore, the parties hereto acknowledge and agree that Employee’s providing continuous services pursuant to this Agreement shall constitute providing continuous services for purposes of the Unvested Share Repurchase Option and that the services to be provided hereunder are not intended to be the exclusive type of services which may constitute continuous services to the Company for purposes of the Unvested Share Repurchase Option.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Tolerion, Inc.

Date:		By:	/s/ James Koshland
Its:

EMPLOYEE

Date:	April 16, 2002	/s/ Hideki Garren
Hideki Garren

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